UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)


                           Crystal River Capital, Inc.
                                (Name of Issuer)


                    Common Shares, par value $0.001 per share
                         (Title of Class of Securities)


                                    229393301
                                 (CUSIP Number)


                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|_|   Rule 13d-1(c)
|X|   Rule 13d-1(d)

-----------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 229393301                SCHEDULE 13G               Page 2 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------

   1. NAMES OF REPORTING PERSONS/
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Brookfield Asset Management Inc.
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a) |_|
                                                        (b) |X| -- Joint filing
--------------------------------------------------------------------------------
   3. SEC USE ONLY


--------------------------------------------------------------------------------
   4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Ontario
--------------------------------------------------------------------------------
                        5. SOLE VOTING POWER

                              0
                ----------------------------------------------------------------
                        6. SHARED VOTING POWER
  NUMBER OF
   SHARES                     1,840,779
BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY              7.    SOLE DISPOSITIVE POWER
    EACH
  REPORTING                   0
 PERSON WITH    ---------------------------------------------------------------
                        8. SHARED DISPOSITIVE POWER

                                    1,840,779
--------------------------------------------------------------------------------
   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,840,779
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)

         Not applicable                                                 |_|
--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4%
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO, HC
--------------------------------------------------------------------------------




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-------------------                                           ------------------
CUSIP No. 229393301                SCHEDULE 13G               Page 3 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1. NAMES OF REPORTING PERSONS/
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Partners Limited
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a) |_|
                                                        (b) |X| -- Joint filing
--------------------------------------------------------------------------------
   3. SEC USE ONLY


--------------------------------------------------------------------------------
   4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Ontario
--------------------------------------------------------------------------------
                        5. SOLE VOTING POWER

                              0
                ----------------------------------------------------------------
                        6. SHARED VOTING POWER
  NUMBER OF
   SHARES                     1,840,779
BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY              7.    SOLE DISPOSITIVE POWER
    EACH
  REPORTING                   0
 PERSON WITH    ---------------------------------------------------------------
                        8. SHARED DISPOSITIVE POWER

                                    1,840,779
--------------------------------------------------------------------------------
   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,840,779
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

         Not applicable                                                 |_|
--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4%
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO, HC
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 229393301                SCHEDULE 13G               Page 4 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------

   1. NAMES OF REPORTING PERSONS/
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Norma Investments Sp ZO.O
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a) |_|
                                                        (b) |X| -- Joint filing
--------------------------------------------------------------------------------
   3. SEC USE ONLY


--------------------------------------------------------------------------------
   4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Poland
--------------------------------------------------------------------------------
                        5. SOLE VOTING POWER

                              0
                ----------------------------------------------------------------
                        6. SHARED VOTING POWER
  NUMBER OF
   SHARES                     1,000,000
BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY              7.    SOLE DISPOSITIVE POWER
    EACH
  REPORTING                   0
 PERSON WITH    ---------------------------------------------------------------
                        8. SHARED DISPOSITIVE POWER

                                    1,000,000
--------------------------------------------------------------------------------
   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,000,000
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

         Not applicable                                                 |_|
--------------------------------------------------------------------------------

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         4.0%
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 229393301                SCHEDULE 13G               Page 5 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1. NAMES OF REPORTING PERSONS/
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Imagine Insurance Company Limited
         20191427
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a) |_|
                                                        (b) |X| -- Joint filing
--------------------------------------------------------------------------------
   3. SEC USE ONLY


--------------------------------------------------------------------------------
   4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Barbados
--------------------------------------------------------------------------------
                        5. SOLE VOTING POWER

                              0
                ----------------------------------------------------------------
                        6. SHARED VOTING POWER
  NUMBER OF
   SHARES                     800,000
BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY              7.    SOLE DISPOSITIVE POWER
    EACH
  REPORTING                   0
 PERSON WITH    ---------------------------------------------------------------
                        8. SHARED DISPOSITIVE POWER

                                     800,000
--------------------------------------------------------------------------------
   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         800,000
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

         Not applicable                                                 |_|
--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.2%
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 229393301                SCHEDULE 13G               Page 6 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1. NAMES OF REPORTING PERSONS/
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Hyperion Brookfield Crystal River Capital Advisors, LLC
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a) |_|
                                                        (b) |X| -- Joint filing
--------------------------------------------------------------------------------
   3. SEC USE ONLY


--------------------------------------------------------------------------------
   4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                        5. SOLE VOTING POWER

                              0
                ----------------------------------------------------------------
                        6. SHARED VOTING POWER
  NUMBER OF
   SHARES                     40,779
BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY              7.    SOLE DISPOSITIVE POWER
    EACH
  REPORTING                   0
 PERSON WITH    ---------------------------------------------------------------
                        8. SHARED DISPOSITIVE POWER

                                     40,779
--------------------------------------------------------------------------------
   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         40,779
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

         Not applicable                                                 |_|
--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 1%
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 229393301                SCHEDULE 13G               Page 7 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer

            Crystal River Capital, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices

            Three World Financial Center,
            200 Vesey Street, 10th Floor
            New York, NY 10281-1010

Item 2.

            (a) - (c) Name of Person Filing; Address of Principal Business Office or, if none, Residence; Citizenship

            This statement is being filed by:

            Brookfield Asset Management Inc., an Ontario, Canada corporation
                  ("BAM");
            Partners Limited, an Ontario, Canada corporation ("Partners"); Norma Investments Sp ZO.O, a Polish corporation ("Norma");
            Imagine Insurance Company Limited, a Bermuda corporation
                  ("Imagine"); and
            Hyperion Brookfield Crystal River Capital Advisors, LLC, a Delaware
                  limited liability company ("Hyperion").

            The agreement among each of BAM, Partners, Norma, Imagine and Hyperion that this Schedule 13G be filed on behalf of each of them is attached hereto as Exhibit 1.

            Partners owns all of BAM's Class B Limited Voting Shares and approximately 10% of BAM's Class A Limited Voting Shares directly or indirectly on a fully diluted basis. Norma is an indirect wholly-owned subsidiary of BAM, and Hyperion is an indirect wholly-owned subsidiary of BAM. Imagine is a direct or indirect majority-owned subsidiary of BAM. BAM and Partners' principal business is located at Brookfield Place, 181 Bay Street, Suite 300, P.O. Box 762, Toronto, Ontario M5J 2T3. Imagine's principal business offices are located at Cedar Court, 2nd Floor, Wildey Business Park, St. Michael, BB14006, Barbados. Hyperion's principal business offices are located at Three World Financial Center, 200 Vesey Street, 10th Floor New York, NY 10281-1010. Norma's principal business offices are c/o Alwyn Jacobus De Lange, 56C A1 Jerozolimskie, Warsaw 00 803 Poland.

            (d) - (e) Title of Class of Securities; CUSIP Number. This statement relates to the Common Stock of the Issuer, $.001 value per share. The CUSIP No. for such shares is 229393301.


Item 3.     Not applicable

Item 4.     Ownership

            (a) - (c). The response of BAM, Partners, Norma, Imagine and Hyperion to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

-------------------                                           ------------------
CUSIP No. 229393301                SCHEDULE 13G               Page 8 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------

Item 5.     Ownership of Five Percent or Less of a Class

            Not applicable


Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable


Item 8.     Identification and Classification of Members of the Group

            Not applicable


Item 9.     Notice of Dissolution of Group

            Not applicable


Item 10.    Certifications

            Not applicable

-------------------                                           ------------------
CUSIP No. 229393301                SCHEDULE 13G               Page 9 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------

                                    SIGNATURE



            After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

 Date: February 12, 2008


                                          BROOKFIELD ASSET MANAGEMENT INC.

                                          By:   /s/  Alan Dean
                                              -----------------------------
                                          Name:   Alan Dean
                                          Title:  Senior Vice-President and
                                                  Corporate Secretary


                                          PARTNERS LIMITED

                                          By:   /s/  Loretta M. Corso
                                              -----------------------------
                                          Name:   Loretta M. Corso
                                          Title:  Secretary


                                          NORMA INVESTMENTS SP ZO.O

                                          By:   /s/  Danesh Varma
                                              -----------------------------
                                          Name:   Danesh Varma
                                          Title:  Director


                                          IMAGINE INSURANCE COMPANY LIMITED

                                          By:   /s/  George Gleadall
                                              -----------------------------
                                          Name:   George Gleadall
                                          Title:  Director

                                          By:   /s/  Kathy-Ann Christian
                                              -----------------------------
                                          Name:   Kathy-Ann Christian
                                          Title:  Secretary


                                          HYPERION BROOKFIELD CRYSTAL RIVER
                                          CAPITAL ADVISORS, LLC

                                          By:   /s/  John J. Feeney, Jr.
                                              -----------------------------
                                          Name:   John J. Feeney, Jr.
                                          Title:  President and CEO

-------------------                                           ------------------
CUSIP No. 229393301                SCHEDULE 13G              Page 10 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

Exhibit No.
-----------

     1 Joint Filing Agreement, dated February 12, 2008, among BAM, Partners, Norma, Imagine and Hyperion.

-------------------                                           ------------------
CUSIP No. 229393301                SCHEDULE 13G              Page 11
of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

     We, the signatories of the Statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
Dated: February 12, 2008


BROOKFIELD ASSET MANAGEMENT INC.                NORMA INVESTMENTS SP
ZO.O

By:  /s/ Alan Dean                              By:  /s/  Danesh Varma
   ---------------------------                     ---------------------------
Name:   Alan Dean                               Name:  Danesh Varma
Title:  Senior Vice-President and               Title: Director
        Corporate Secretary



PARTNERS LIMITED                            IMAGINE INSURANCE COMPANY
LIMITED

By:  /s/  Loretta M. Corso                      By:  /s/  George Gleadall
   ---------------------------                     ---------------------------
Name:   Loretta M. Corso                        Name:  George Gleadall
Title:  Secretary                               Title: Director


                                                By:  /s/  Kathy-Ann Christian
                                                   ---------------------------
                                                Name:  Kathy-Ann Christian
                                                Title: Secretary



                                            HYPERION BROOKFIELD CRYSTAL  RIVER
                                            CAPITAL ADVISORS, LLC

                                                By:  /s/  John J. Feeney, Jr.
                                                   ---------------------------
                                                Name:  John J. Feeney, Jr.
                                                Title: President and CEO